Exhibit 10.31
Vanda Pharmaceuticals Inc.
9605 Medical Center Drive, Suite 300
Rockville, MD 20850

December 17, 2008
Mr. Paolo Baroldi
Dear Paolo:
          This letter (the “Agreement”) confirms the agreement between you and Vanda Pharmaceuticals Inc. (the “Company”) regarding the termination of your employment with the Company.
          1. Termination Date. Your employment with the Company will terminate on January 9, 2009 (the “Termination Date”).
          2. Effective Date and Revocation. You have up to 45 days after you receive this Agreement to review it. You are advised to consult an attorney of your own choosing (at your own expense) before signing this Agreement. Furthermore, you have up to seven days after you sign this Agreement to revoke it. If you wish to revoke this Agreement after signing it, you may do so by delivering a letter of revocation to me. If you do not revoke this Agreement, the eighth day after the date you sign it will be the “Effective Date.” Because of the seven-day revocation period, no part of this Agreement will become effective or enforceable until the Effective Date.
          3. Salary and Vacation Pay. On the Termination Date, the Company will pay you $8,615.04(less all applicable withholding taxes and other deductions). This amount represents all of your salary earned from January 1, 2009 through the Termination Date. On December 31, 2008, the Company will pay you $16,614.72 (less all applicable withholding taxes and other deductions). This amount represents all of your accrued but unused vacation time. You acknowledge that, prior to the execution of this Agreement, you were not entitled to receive any additional money from the Company and that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.
          4. Bonus. Although you otherwise would not have been entitled to receive any bonus for 2008, the Company will pay you $80,000(less all applicable withholding taxes and other deductions) on December 31, 2008. This amount represents 100% of your target bonus for 2008.
          5. Severance Pay. Although you otherwise would not have been entitled to receive any severance pay from the Company, the Company will continue paying you an amount equal to your current base salary (less all applicable withholding taxes) for 12 months in accordance with the Company’s standard payroll procedures, starting after the Effective Date. The aggregate amount of these severance payments is equal to $320,000 (less all applicable

Mr. Paolo Baroldi
December 17, 2008

withholding taxes). If you breach any provision of this Agreement, no additional severance payments will be made but this Agreement will remain in effect.
          6. COBRA Premiums. You will receive information about your right to continue your group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) after the Termination Date. In order to continue your coverage, you must file the required election form. If you sign this Agreement and elect to continue group health insurance coverage, then the Company will pay the employer portion of the monthly premium under COBRA for yourself and, if applicable, your dependents until the earliest of (a) the end of the period of 12 months following the month in which the Termination Date occurs, (b) the expiration of your continuation coverage under COBRA or (c) the date when you become eligible for health insurance in connection with new employment or self-employment. You acknowledge that you otherwise would not have been entitled to any continuation of Company-paid health insurance.
          7. Stock Options. The Company granted you one or more options to purchase shares of its Common Stock, as set forth in the report attached hereto as Exhibit A (the “Options”). As of the Termination Date, you would have been vested in the number of shares set forth in Exhibit A. However, if you sign this Agreement, you will become vested in additional shares through March 31, 2009 as outlined in Exhibit A. Normally, the Options would have been exercisable with respect to the vested shares at any time until the date three months after the Termination Date. However, if you sign this Agreement, the Options will be exercisable with respect to the vested shares at any time until the date six months after the Termination Date. The Options will expire with respect to the vested shares on the date six months after the Termination Date, and they will expire with respect to the unvested shares on the Termination Date. The Options may not be exercised with respect to the additional shares until the Effective Date. You acknowledge that, by the original terms of the Options, no additional shares would have vested. In all other respects, the Stock Option Agreements relating to the Options will remain in full force and effect, and you agree to remain bound by those Agreements. Any other Stock Option Agreements between you and the Company will also remain in full force and effect. You acknowledge and agree that you have no rights relating to the Company’s stock other than those enumerated in this Section 7 and in Section 8.
          8. Release of All Claims. In consideration for receiving the severance benefits described above, to the fullest extent permitted by law, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and all other

Mr. Paolo Baroldi
December 17, 2008

laws and regulations relating to employment. However, this release covers only those claims that arose prior to the execution of this Agreement and only those claims that may be waived by applicable law. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement.
          9. No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.
          10. Other Agreements. At all times in the future, you will remain bound by your Proprietary Information and Inventions Agreement with the Company, which you signed on July 6, 2006, and a copy of which is attached as Exhibit B. Except as expressly provided in this Agreement, this Agreement renders null and void all prior agreements between you and the Company and constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.
          11. Company Property. You represent that you have returned to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company.
          12. Confidentiality of Agreement. You agree that you will not disclose to others the existence or terms of this Agreement, except that you may disclose such information to your spouse, attorney or tax adviser if such individuals agree that they will not disclose to others the existence or terms of this Agreement.
          13. No Disparagement. You agree that you will never make any negative or disparaging statements (orally or in writing) about the Company or its stockholders, directors, officers, employees, products, services or business practices, except as required by law.
          14. Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.
          15. Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Maryland (other than their choice-of-law provisions).
          16. Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.
          17. Acknowledgement. You acknowledge that you have been provided with a notice, as required by the Older Workers Benefit Protection Act of 1990, that contains

Mr. Paolo Baroldi
December 17, 2008

information about the individuals who are being terminated in this reduction in force, the eligibility factors for receiving severance pay, the time limits applicable to receiving severance pay, the job titles and ages of the employees terminated in this reduction in force, and the ages of the employees with the same job titles who have not been terminated in this reduction in force. (See Exhibit C.)
          Please indicate your agreement with these terms by signing below and returning this document to me.

Very truly yours,

Vanda Pharmaceuticals Inc.

By /s/ Mihael H. Polymeropoulos

Title: Chief Executive Officer
I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

/s/ Paolo Baroldi Signature of Paolo Baroldi

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